                                                                    EXHIBIT 2.15


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of the 1st day of April, 1998, by and among ROBERT L. GARRETT, O.D., P.C., an Arizona professional corporation, ROBERT L. GARRETT, an individual (together "Seller"), OPTOMETRIC ASSOCIATES OF ARIZONA, P.L.C., an Arizona professional limited liability company ("P.L.C."), VISION TWENTY-ONE, INC., a Florida corporation ("Vision 21"), and ROBERT L. GARRETT, O.D. (the "Optometrist").

                                   WITNESSETH:

         WHEREAS, Optometrist is licensed to practice optometry in the State of Arizona, and currently conducts an optometry practice through the Seller located at 1938 S. Dobson Road, Mesa, Arizona 85202 and 1660 S. Alma School Road, Mesa, Arizona 85210 (collectively, the "Practice");

         WHEREAS, P.L.C. is an optometric professional limited liability company with its principal place of business at 1938 S. Dobson Road, Mesa, Arizona 85202; and

         WHEREAS, Vision 21 provides business management services and facilities for eye care professionals and related businesses; and

         WHEREAS, Seller desires to sell, assign and transfer all of its Optometric Assets (as defined herein) to the P.L.C. and all of its Non-Optometric Assets (as defined herein) to the extent permitted by law to Vision 21, and Vision 21 and the P.L.C. desire to purchase, assume and acquire such assets and assume certain liabilities of the Seller in exchange for the consideration provided herein.

         NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                          ARTICLE I - PURCHASE AND SALE

         1.1. Purchase and Sale of Non-Optometric Assets. Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties set forth herein, Seller agrees to sell, convey, assign, transfer and deliver to Vision 21, and Vision 21 agrees to purchase, assume, accept and acquire, all of Seller's right, title and interest in and to the assets of Seller relating to the Practice consisting of all the assets (other than the Optometric Assets specified in Section 1.2 hereof and the Excluded Assets specified in Section 1.3 hereof) as set forth on SCHEDULE 1.1, of every kind, character and description, whether tangible, real, personal, or mixed, and wheresoever located, whether carried on the books of Seller or not carried on the books of Seller due to having been expended, fully depreciated, or otherwise (collectively, "Non-Optometric Assets"), and including without limitation the following (except to the extent that any of the following are specifically enumerated as Excluded Assets in Section 1.3 hereof) to the extent permitted by applicable law:

                  (a) all machinery, equipment, tools, furniture, furnishings, goods, and other tangible personal property;

                  (b) all accounts receivable;


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                  (c) all supplies (but not the optometric or optical supplies described as "Optometric Assets" in Section 1.2 hereof);

                  (d) all leases of instruments, equipment, furniture, machinery and other items of tangible personal property (including rights to any security deposits with respect to such leases);

                  (e) all prepaid items, notes and unbilled costs and fees;

                  (f) to the extent permitted by applicable law, all rights under any written or oral contract, agreement, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization (but not the third party payor contracts described as "Optometric Assets" in Section 1.2 hereof);

                  (g) all rights under any patents, trademarks, service marks, trade names or copyrights, whether registered or unregistered, and any applications therefor;

                  (h) all data bases used in the Practice or under development;

                  (i) all rights arising out of occurrences before or after the Closing, including without limitation, all representations, warranties, covenants and guaranties made or provided by third parties to or for the benefit of Seller with respect to any of the Non-Optometric Assets;

                  (j) all books and records of Seller, including, without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, correspondence, books of account, files, papers, books and all other public and confidential business records, whether such records are in hard copy form or are electronically or magnetically stored;

                  (k) all information, files, records, data, plans, contracts and recorded knowledge, including supplier lists and employee records related to the foregoing and the operation of the Practice;

                  (l) all cash in registers or petty cash drawers (which shall on the Closing Date be at least ninety percent (90%) of the average daily cash balance held in such locations in the twelve (12) month period preceding the Closing Date).

         1.2 Purchase and Sale of Optometric Assets. Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties set forth herein, Seller agrees to sell, convey, assign, transfer and deliver to the P.L.C. and the P.L.C. agrees to purchase, assume, accept and acquire all of Seller's right, title and interest in and to the assets of Seller consisting of all the assets (other than the Non-Optometric Assets specified in Section 1.1 hereof and the Excluded Assets specified in Section 1.3 hereof), of every kind, character and description, whether tangible or intangible, and wheresoever located, whether carried on the books of Seller due to having been expended, fully depreciated or otherwise (the "Optometric Assets," and together with the Non-Optometric Assets, sometimes collectively referred to as the "Assets,") including without limitation those Optometric Assets described on
SCHEDULE 1.2 and including the following (except to the extent


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that any of the following are specifically enumerated as Excluded Assets in
Section 1.3 hereof) to the extent permitted by applicable law:

                  (a) all inventory;

                  (b) patient lists, including names, addresses and telephone numbers;

                  (c) optometric records;

                  (d) all rights in employment contracts with optometrists, if any, employed by Seller;

                  (e) optometric supplies, including optical supplies, drugs, pharmaceuticals, products, substances and items;

                  (f) third party payor contracts (except for rights to purchased accounts receivable);

                  (g) licenses, certificates of need, Medicare/Medicaid certifications and other governmental authorizations necessary to provide optometric services and to be paid therefor by applicable third party payors;

                  (h) eyeglasses, lenses and other eye wear; and

                  (i) any other asset that legally cannot be owned by a party that is not optometrist-owned.

         1.3. Excluded Assets. Notwithstanding the foregoing, neither the Optometric Assets nor the Non-Optometric Assets shall include any of the following (collectively, the "Excluded Assets") which shall be retained by
Seller:

                  (a) life insurance policies covering the life of Optometrist or any employee of Seller;

                  (b) personal effects listed on SCHEDULE 1.3; and

                  (c) cash and cash equivalents in banks, certificates of deposit, commercial paper and securities owned by Seller (but excluding cash held in registers or petty cash drawers on the Closing Date which shall be transferred to Vision 21).

         1.4. The Purchase Price. Vision 21 agrees that, subject to the terms and conditions of this Agreement, and in full consideration for the aforesaid sale, transfer, conveyance, assignment and delivery of the Non-Optometric Assets of Seller to Vision 21, and the acceptance by Vision 21 of such Non-Optometric Assets and the assumption by Vision 21 of those liabilities listed on SCHEDULE 1.6 hereto, Vision 21 shall deliver to Seller at the Closing the consideration (the "Non-Optometric Asset Purchase Price") set forth in
SCHEDULE 1.4(A) hereto. The P.L.C. agrees that, subject to the terms and conditions of this Agreement, and in full consideration for the aforesaid sale, transfer, conveyance,



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assignment and delivery of the Optometric Assets of Seller to P.L.C., and the
acceptance by P.L.C. of such Optometric Assets and the execution by Seller of the Employment Agreement described in Section 2.2(b)(iv) hereof, P.L.C. shall deliver to Seller at the Closing the consideration (the "Optometric Asset Purchase Price," and together with the Non-Optometric Asset Purchase Price, herein sometimes referred to as the "Purchase Price") set forth in SCHEDULE 1.4(B) hereto.

         1.5. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on SCHEDULE 1.5 annexed hereto and made a part hereof. Each of Seller, Optometrist, Vision 21 and P.L.C. hereby covenants and agrees that he or it will not take a position that is in any way inconsistent with the terms of this Section 1.5 on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding.

         1.6. Assumption of Certain Obligations and Liabilities. From and after the Closing Date, Vision 21 shall assume and agree to pay or perform, promptly as they become due, only those obligations and liabilities of Seller expressly set forth on SCHEDULE 1.6 (the "Assumed Obligations"). Except for the Assumed Obligations, neither Vision 21 nor the P.L.C. shall assume or be deemed to have assumed and shall not be responsible for any other obligation or liability of Seller, direct or indirect, known or unknown, absolute or contingent, including without limitation (i) any and all obligations regarding any foreign, Federal, state or local income, sales, use, franchise or other tax liabilities, (ii) any and all obligations or liabilities relating to any fees or expenses of Seller or Optometrist's counsel, accountants or other experts incident to the negotiation and preparation of any of the documents contemplated herein and consummation of the contemplated Transactions thereby, (iii) any and all liabilities relating to or arising from the provision of professional optometric services (or failure to provide professional optometric services) prior to the Closing Date; and (iv) any and all liability for violations of the Civil Rights Act of 1964, as amended, otherwise known as Title VII ("Title VII") by Seller and/or Optometrist for employee, discrimination or other claims thereunder.


         1.7.     Purchase Price Adjustments.

                  (a) Working Capital Adjustment. The Non-Optometric Asset Purchase Price shall be subject to adjustment to the extent that Current Assets (as defined herein) or Current Liabilities Assumed (as defined herein) materially differ from the amounts customarily arising in the ordinary course of business of the Seller as of March 31, 1998. The term "Current Assets" shall mean petty cash, accounts receivable, prepaid expenses, inventory, supplies and other current assets (excluding cash in banks, certificates of deposit, other cash equivalents, the current portion of capital leases and prepaid income taxes). The term "Current Liabilities Assumed" shall mean the balances (on an accrual basis) as of March 31, 1998 of trade accounts payable, accrued payroll, accrued payroll taxes, accrued benefits, and other current liabilities (excluding notes payable, the current portion of capital leases and long-term debt and income and franchise taxes and accrued shareholder expenses). The Non-Optometric Asset Purchase Price shall be increased or reduced to reflect the difference (on a dollar for dollar basis) between the Current Assets and Current Liabilities and the customary amounts referred to herein above. The adjustment shall be settled in cash or Vision 21 common stock (at the option of Vision 21), which in the case of a reduction in the Purchase Price may be set-off from monies and/or Vision 21 common stock held back in accordance with SCHEDULE 1.4, or set-off from monies due the Seller pursuant to the Business Management Agreement. The parties also agree that to the extent the



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adjustments materially impact the goodwill created by the transaction, there shall be an adjustment for the related impact upon net income created by the change in amortization of such goodwill and the Purchase Price shall be increased or reduced to reflect the impact on net income, settled in cash or Vision 21 common stock (at the option of Vision 21) as provided in this Section 1.7(a).

                  (b) Contribution/Net Income Adjustment. In addition to any adjustments made in accordance with Section 1.7(a) of this Agreement, the Non-Optometric Asset Purchase Price shall be subject to adjustment in the event that the Seller's actual audited net income minus the Seller's compensation structure minus the Seller's actual lease expense minus shareholder expenses plus Vision 21's new compensation structure for the practice and Vision 21's new lease expense as such items were utilized in computing the Preliminary Practice Valuations attached as Exhibit A attached to the letter of intent between the parties hereto dated January 8, 1998 (the "Letter of Intent") for the calendar year 1997 (the "Actual Contribution/Net Income Earnings") are less than the Seller's estimated annualized net income plus shareholder expenses for the calendar year 1997, as reflected in the Preliminary Practice Valuations set forth in Exhibit A attached to the Letter of Intent (the "Estimated Contribution/Net Income Earnings"). The Non-Optometric Asset Purchase Price shall be reduced if the Actual Contribution/Net Income Earnings are less than the Estimated Contribution/Net Income Earnings, and in such event, the reduction in the Purchase Price shall be by such difference times five (5). The computation of Actual Contribution/Net Income Earnings shall not reflect non-recurring expenses, costs and income occurring throughout the 1997 calendar year. The adjustment shall be settled in cash or Vision 21 common stock which may at the option of Vision 21 be set-off from monies due the Seller pursuant to the Business Management Agreement. The parties also agree that to the extent the adjustments materially impact the goodwill created by the transaction, there shall be an adjustment for the related impact upon net income of Vision 21 created by the change in amortization of such goodwill and the adjustment to the Non-Optometric Asset Purchase Price shall reflect the impact on net income, settled in cash or Vision 21 common stock (at the option of Vision 21) as provided in this Section 1.7(b).

                  (c) Purchase Price Adjustment Procedure. Within forty-five
(45) days following the Closing Date, Vision 21 shall present to Seller its proposed Non-Optometric Asset Purchase Price adjustment (the "Proposed Purchase Price Adjustment") calculated in accordance with Sections 1.7(a) and (b) hereof. The Seller shall, within fifteen (15) days after the delivery by Vision 21 of the Proposed Purchase Price Adjustment, complete its review thereof. In the event that the Seller believes that the Proposed Purchase Price Adjustment has not been prepared on the basis set forth in Sections 1.7(a) and (b) or otherwise contests any item set forth therein, the Seller shall, on or before the last day of such 15-day period, so object to Vision 21 in writing, setting forth a specific description of the nature of the objection and the corresponding adjustments the Seller believes should be made. If no objection is received by Vision 21 on or before the last day of such 15-day period, then the Proposed Purchase Price Adjustment delivered by Vision 21 shall be final. If an objection has been made and Vision 21 and the Seller are unable to resolve all of their disagreements with respect to the proposed adjustments within fifteen (15) days following the delivery of the Seller's objection, the dispute shall be submitted to arbitration administered by the American Arbitration Association (the "AAA") under the AAA's Commercial Arbitration Rules (such arbitration to be held in Tampa, Florida) and the arbitrator shall be instructed to deliver his determination of the dispute to the parties no later than fifteen (15) days after the arbitration hearing. Vision 21 shall provide to the Seller and its accountants full access to all relevant books, records and work papers utilized in preparing the Proposed Purchase Price Adjustment.



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                  ARTICLE II - CLOSING, ITEMS TO BE DELIVERED,
                   THIRD PARTY CONSENTS AND FURTHER ASSURANCES

         2.1. Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at or prior to April 15, 1998 (the date that the Closing takes place is referred to herein as the "Closing Date") at the office of Shumaker, Loop & Kendrick, LLP located at 101 East Kennedy Boulevard, Suite 2800, Tampa, Florida 33602, or at such other location or date as the parties hereto shall mutually agree. Notwithstanding the foregoing language to the contrary, the effective date of Closing shall be deemed February 1, 1998.

         2.2. Deliveries of the Seller, Optometrist, Vision 21 and the P.L.C. at the Closing.

                  (a) Seller and Optometrist shall deliver to Vision 21 the following at or prior to the Closing:

                           (i)      such bills of sale with warranties as to
title, assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to transfer and assign to and vest in Vision 21 all of Seller's right, title and interest in and to the Non-Optometric Assets, including without limitation (A) good and valid title in and to all of the Non-Optometric Assets owned by Seller,
(B) good and valid leasehold interests in and to all of the Non-Optometric Assets leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, instruments and other documents included in the Non-Optometric Assets to which Seller is a party or by which it has rights on the Closing Date; the aforedescribed instruments shall include, without limitation, the Bill of Sale for Non-Optometric Assets (the "Non-Optometric Asset Bill of Sale") in the form annexed hereto and made a part hereof as
EXHIBIT 2.2(A)(I);

                           (ii)     original instruments of consent or waiver
duly executed by third parties with respect to any contracts, agreements, leases or other rights or obligations being transferred to Vision 21 hereunder and requiring a consent or waiver therefor;

                           (iii)    duly executed UCC-3 termination statements
evidencing the release of any and all liens upon any of the Non-Optometric Assets held by any person or entity;

                           (iv)     a copy of resolutions of the Board of
Directors of Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and the consummation of the transactions contemplated in this Agreement;

                           (v)      an assignment to and assumption by Vision 21
of the leases for real property described on SCHEDULE 3.1(G) (the "Lease Assignments"), or if desired by Vision 21, a new lease or leases between the landlord under such lease and Vision 21 in form and substance reasonably satisfactory to Vision 21 (the "Lease Agreements"); and



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                           (vi)     such other certificates and documents as
Vision 21 or its counsel may reasonably request.

                  (b)      Seller shall deliver to the P.L.C. the following:

                           (i)      such bills of sale with warranties as to
title, assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to transfer and assign to and vest in the P.L.C. all of Seller's right, title and interest in and to the Optometric Assets, including without limitation (A) good and valid title in and to all of the Optometric Assets owned by Seller, (B) good and valid leasehold interest in and to all of the Optometric Assets leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, instruments and other documents included in the Optometric Assets to which Seller is a party or by which he has rights on the Closing Date; the aforedescribed instruments shall include, without limitation, the Bill of Sale for Optometric Assets (the "Optometric Asset Bill of Sale") in the form annexed hereto and made a part hereof as EXHIBIT 2.2(B)(I);

                           (ii)     original instruments of consent or waiver
duly executed by third parties with respect to any contracts, agreements, leases or other rights or obligations being transferred o the P.L.C. hereunder and requiring a consent or waiver therefor;

                           (iii)    duly executed UCC-3 termination statements
evidencing the release of any and all liens upon any of the Optometric Assets held by any person or entity;

                           (iv)     a duly executed Employment Agreement in the
form annexed hereto and made a part hereof as EXHIBIT 2.2(B)(IV) (the "Employment Agreement");

                           (v)      such other certificates and documents as the
P.L.C. or its counsel may reasonably request.

Simultaneously with delivery of the items set forth in subsection (a) and (b) of this Section 2.2, Seller shall take all such steps as may be required to put Vision 21 in actual possession and operating control of the Non-Optometric Assets and the P.L.C. in actual possession and operating control of the Optometric Assets.

                  (c) Vision 21 shall deliver to Seller the following at or prior to the Closing:

                           (i)      the Non-Optometric Asset Purchase Price;

                           (ii)     the Non-Optometric Asset Bill of Sale;

                           (iii)    a copy of the resolutions of the Board of
Directors of Vision 21 authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and the consummation of the transactions contemplated in this Agreement;

                           (iv)     duly executed Lease Assignments or duly
executed Lease Agreements; and



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                           (v)      such other certificates and documents as
Seller or its counsel may reasonably request.

                  (d)      P.L.C. shall deliver to Seller the following:

                           (i)      the Optometric Asset Purchase Price;

                           (ii)     the Optometric Asset Bill of Sale;

                           (iii)    a duly executed Employment Agreement; and

                           (iv)     such other certificates and documents as
Seller or his counsel may reasonably request.

                  (e)      P.L.C. shall deliver to Vision 21 the following:

                           (i)      a duly executed Business Management
Agreement in the form of EXHIBIT 2.2(E)(I) by and between P.L.C. and Vision 21 (the "Business Management Agreement").

         2.3. Further Assurances. Seller, from time to time after the Closing and at the request of Vision 21 or the P.L.C., will execute, acknowledge and deliver to Vision 21 and the P.L.C. such other instruments of conveyance and transfer and will take such other actions as Vision 21 or the P.L.C. may reasonably require in order to vest more effectively in Vision 21 or the P.L.C., or to put Vision 21 or the P.L.C. more fully in possession of, any of the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

         3.1. Representations and Warranties of Seller and Optometrist. Seller and Optometrist hereby jointly and severally represent and warrant to Vision 21 and the P.L.C. that the following are true and correct as of the date hereof, and shall be true and correct as of the Closing Date as if made on that date, except as set forth on the Schedules attached hereto and made a part hereof, each of which exceptions shall specifically identify and be limited to the relevant subsection hereof to which it relates and shall be deemed to be a representation and warranty as if made hereunder, when used in this Section 3, the term "best knowledge" (or words of similar import) shall mean such knowledge of Seller as shall have been obtained through due and diligent investigation. :

                  (a) Organization. Seller is a professional corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller is not duly qualified and licensed to do business in any other jurisdiction. Seller does not have any assets, employees or offices in any state other than the State of Arizona.



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

                  (b) Legal Power and Enforceable Obligations. Seller has the power, authority and legal right to own, lease and operate the Assets, to conduct the Practice as currently conducted, and to execute, deliver and perform this Agreement. This Agreement and all the other documents and instruments required to be delivered by Seller and/or Optometrist in accordance with the provisions hereof have been, or upon their execution and delivery will have been, duly executed and delivered on behalf of Seller and Optometrist and constitute, or will constitute, the legal, valid and binding obligation of Seller and Optometrist, enforceable against Seller and Optometrist in accordance with their respective terms.

                  (c) No Violation. The execution, delivery and performance of this Agreement by Seller and Optometrist do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (i) any existing law, ordinance, or governmental rule or regulation to which Seller or Optometrist is subject,
(ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to either Seller or Optometrist, (iii) Seller's Articles or Certificate of Incorporation or Bylaws, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which either Seller or Optometrist is a party, by which either Seller or Optometrist may have rights, or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller or Optometrist thereunder. No authorization, approval or consent of, and no filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller or Optometrist or the sale to Vision 21 and the P.L.C. of the Assets.

                  (d) No Third Party Options. There are no existing agreements with, options or commitments to or rights of any person to acquire any of the Assets or any interest therein.

                  (e) Condition of Tangible Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets included in the Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use and operation.

                  (f) Absence of Undisclosed Liabilities. Seller does not have any liabilities or obligations with respect to the Practice, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except those liabilities incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business and except for those liabilities disclosed in SCHEDULE 1.6 hereof. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

                  (g) Title to Assets; Required Approvals. Seller has and shall transfer to Vision 21 and the P.L.C. at the Closing good, valid and marketable title to all of the Assets being sold and



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

transferred hereunder, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except as set forth in SCHEDULE 3.1(G). Except as set forth in SCHEDULE 3.1(G), no consent, approval, waiver or authorization is required to be obtained by Seller from any third party with respect to the assignment to Vision 21 or the P.L.C. of any contract, agreement, lease, or other right or obligation of Seller other than pursuant to those leases the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect upon the conduct of the Practice. Seller shall use its best efforts to obtain all such consents, approvals, waivers and authorizations with respect to those items disclosed on SCHEDULE 3.1(G) before and after the Closing.

                  (h) Taxes. Seller has filed all tax returns and forms required to be filed with respect to the Practice, and has paid in full all taxes, estimated taxes, interest, penalties, assessments and deficiencies which have become due with respect to the Practice, or will do so prior to the Closing Date. Such returns and forms are true and correct in all material respects, and Seller is not required to pay any other tax except as shown on such returns. Seller is not a party to any pending action or proceeding and, to Seller's knowledge, there is no action or proceeding threatened by any government or authority against Seller for the assessment or collection of any tax and no resolved claim for assessment or collection of any tax has been asserted against Seller. The Optometrist is not a "foreign person" as described in Section 1445 of the Internal Revenue Code of 1986, as amended. There is no pending proceeding to reduce the assessed valuation of any portion of the Assets. Seller has delivered to Vision 21 and the P.L.C. a true and complete copy of its federal and state tax return for the year ended December 31, 1996, which tax return is or shall be accompanied by all notes and schedules filed therewith. Such tax return fairly presents the financial position of Seller for the period covered thereby.

                  (i) Absence of Changes. Since January 30, 1998 Seller has not:

                           (i)      incurred any liabilities, other than
liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to Seller or any of its Assets or properties;

                           (ii)     sold, encumbered, assigned or transferred
any of its Assets or properties;

                           (iii)    created, incurred, assumed or guaranteed any
indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

                           (iv)     made or suffered any amendment or
termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

                           (v)      suffered any damage, destruction or loss,
whether or not covered by insurance, materially and adversely affecting the Practice and its related operations, assets, properties, prospects or condition (financial or otherwise) or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Practice;

                           (vi)     suffered any material adverse change in the
Practice and its related operations, assets, properties, prospects or condition (financial or otherwise);

                           (vii)    received notice or had knowledge of any
actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on the Practice or its related operations, Assets, properties, prospects or condition (financial or otherwise);

                           (viii)   increased or decreased the salaries or other
compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled other than in the ordinary course of business consistent with past practice;

                           (ix)     changed any of the accounting principles
followed by it or the methods of applying such principles; or

                           (x)      entered into any transaction other than in
the ordinary course of business consistent with past practice.


                  (j) Financial Statements; Consistent Treatment of Expenses. Seller has delivered to Vision 21 and the P.L.C. Seller's unaudited balance sheets and unaudited statements of income and cash flows for the fiscal year ended December 31, 1997, and Seller's unaudited balance sheet and unaudited statements of income and cash flows for the two (2) month period ended February 28, 1998 (collectively, the "Financial Statements"). Except as set forth on
SCHEDULE 3.1(J), the Financial Statements, including the notes thereto, have been prepared utilizing generally accepted accounting principals ("GAAP") consistently applied by Seller in accordance with past practice throughout the periods indicated. The Financial Statements fairly present the financial condition and results of operation of Seller as at the respective dates and for the periods indicated. Except as set forth on SCHEDULE 3.1(J), the Financial Statements reflect all liabilities and obligations of the Seller, accrued, contingent or otherwise that would be required to be reflected thereon, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business since February 28, 1998. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured. Seller has, in presenting information concerning Seller's expenses to Vision 21 for the purpose of determining the Seller's value, separated out those expenses which shall be borne by Seller following the acquisition contemplated in this Agreement in a manner which is consistent with the treatment of expenses which shall be the responsibility of Seller pursuant to the Business Management Agreement.

                  (k) Compliance with Law; Authorizations. Seller has complied in all material respects with, and is not in any material violation of, any law, ordinance or governmental or regulatory rules or regulations, whether federal, state, local or foreign, to which Seller and the Practice and its related operations, assets or properties are subject (collectively, the "Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of the Practice all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations (collectively, the "Authorizations") which are material for Seller to conduct the Practice as currently conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the Practice, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. Seller is not in default, nor has Seller received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by the consummation of the transactions contemplated hereby.

                  (l) Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller and Optometrist, threatened against Seller or Optometrist or relates to the Assets or the transactions contemplated by this Agreement, nor does Seller or Optometrist know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect Seller, Optometrist, the Assets or the transactions contemplated hereby or thereby. Neither Seller nor Optometrist is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Seller, Optometrist, the Assets or the transactions contemplated hereby.

                  (m) Labor Matters. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Practice. Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller. Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity and the withholding of income taxes and social security contributions. Seller has paid its employees all wages, commissions and accruals for earned vacation, personal days and sick leave owing through the Closing Date. The consummation of the transactions contemplated hereby will not cause Vision 21 or the P.L.C. to incur or suffer any liability relating to, or obligation to pay, any severance, termination or other payment to any person or entity and any such claim made against Vision 21 or the P.L.C. for reason of any termination or separation of any employee on or before Closing, or otherwise resulting from the sale of the Assets pursuant to this Agreement, shall be the sole responsibility of Seller. No employee of Seller has any contractual right to continued employment by Seller following the consummation of the sale of the Assets pursuant to this Agreement and Vision 21 and the P.L.C. shall be free to offer employment to such employees of Seller as Vision 21 and the P.L.C. may determine and on such terms and conditions as Vision 21 and the P.L.C. may determine. Set forth in SCHEDULE 3.1(M) is an accurate and complete list of all employees employed by Seller in the Practice showing as to each the nature of the employee's job, years of service, the amount or rate of compensation, all accruals of vacation, personal days, sick leave, and any other benefits due the employee and other matters which may be reasonably required by Vision 21 and the P.L.C.

                  (n) Employee Benefit Plans. Seller neither sponsors nor maintains any employee benefit plans except as described in SCHEDULE 3.1(N). The Seller is not a contributing employer under any multiemployer plan (as such term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) nor has it withdrawn from participation in any such plan after 1979. The Seller has not entered into any agreement to provide, nor does it otherwise have any obligation to provide, any individual and/or his designated beneficiary with any optometric, life insurance or other fringe benefits, following his retirement or other termination of employment, other than pension benefits payable pursuant to its employee pension benefit plans (as such term is defined in Section 3(2) of ERISA) described in SCHEDULE 3.1(N). Any employee benefit plans (as such term is defined in Section 3(3) of ERISA) maintained or sponsored by Seller for the benefit of Seller's employees and described in SCHEDULE 3.1(N) are in compliance in all material respects with the applicable provisions of ERISA and the regulations promulgated thereunder as presently applied, and have so complied during all prior periods during which such provisions were applicable. Seller has complied in all material respects with the provisions of ERISA applicable to it as employer, plan sponsor, plan administrator or fiduciary of any such employee benefit plans with respect to any such employee benefit plans maintained by Seller or to which Seller was obligated to contribute funds (or any other plan or individual arrangement which may not be subject to ERISA). Seller has (i) made all contributions required of it by law (including, without limitation, ERISA) or contract; and (ii) is and has been in compliance with the material terms and provisions of all such employee benefit plans. Seller has no accrued but unpaid obligations with respect to any of such employee benefit plans except as set forth in the Financial Statements or SCHEDULE 3.1(I).

                  (o) Necessary Assets. The Assets include all rights and property necessary to the conduct of the Practice in the manner it is presently conducted by Seller and no property excluded from the Assets hereof constitutes property or rights material to the Practice.

                  (p) Availability of Documents; Compliance with Due Diligence Requests. Seller has made available to Vision 21 and the P.L.C. copies of all documents including, without limitation, all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, trademarks, trade names, service marks and applications therefor listed in this Agreement or in the Schedules to this Agreement. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder. Prior to the Closing Date, the Seller and Optometrist shall have provided true and correct copies to Vision 21 and the P.L.C. or answered truthfully in writing all items described in Vision 21's written due diligence list which has been provided to the Seller by Vision 21 prior to the date first above written.

                  (q) Conditions Affecting Seller. There is no fact, development or threatened development with respect to the markets, products, services, clients, patients, facilities, personnel, vendors, suppliers, operations, Assets or prospects of the Practice which are known to Seller which would materially adversely affect the Practice or the operations, prospects or condition (financial or otherwise) of Seller considered as a whole, other than such conditions as may affect as a whole the economy or the practice of optometry generally. Seller and Optometrist have used their respective best efforts to keep available for Vision 21 and the P.L.C. the services of the employees, agents, patients and suppliers of Seller active in the conduct of the Practice. Seller does not have any reason to believe that any loss of any employee, agent, patient or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

                  (r) Real Property. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by Seller and used in connection with the Practice or included in the Assets (the "Real Property") are listed on
SCHEDULE 3.1(R). The use and operation of the Real Property is in compliance in all material respects with all applicable building code, environmental, zoning and land use laws, and other applicable local, state and federal laws and regulations, including, without limitation, those laws and regulations relating to the generation, transportation, storage and disposal of medical waste. No portion of the Real Property is the subject of, or affected by, any condemnation or eminent domain proceeding or any covenant or other restriction preventing or limiting Seller's right to convey right, title and interest in the Real Property or to use the Real Property for the various purposes for which the Real Property is currently being used. Each lease with respect to the Real Property is in full force and effect and has not been assigned, modified, supplemented or amended. Neither Seller nor the landlord under any lease is in material default of the terms of any such lease and, to the best of Seller's knowledge, no circumstances or state of facts currently exist which, with the giving of notice or the passage of time or both would permit the landlord under any lease to terminate such lease.

                  (s) Medicare and Medicaid Programs. To the best of Seller's knowledge, Optometrist and each professional employee of the Seller are qualified for participation in the Medicare and Medicaid programs and the Seller is party to provider agreements for such programs which are in full force and effect with no events of default having occurred thereunder. To the best of Seller's knowledge, Seller, Optometrist and each professional employee of the Seller have timely filed all claims or other reports required to be filed prior to the Closing Date with respect to the purchase of services by third-party payors ("Payors"), including but not limited to Medicare and Medicaid programs, except where the failure to file would not, individually or in the aggregate, result in a material adverse affect. All such claims or reports are complete and accurate in all material respects. Seller has paid or has properly recorded on the Financial Statements all actually known and undisputed refunds, discounts or adjustments which have become due pursuant to such claims, and to the best of Seller's knowledge, Seller does not have any material liability to any Payor with respect thereto, except as has been reserved for in the Seller's Financial Statements or set forth on SCHEDULE 3.1(J). There are no pending appeals, overpayment determinations, adjustments, challenges, audits, litigation, or notices of intent to reopen Medicare and/or Medicaid claims determinations or other reports required to be filed by Seller, Optometrist or to the best of Seller's knowledge, a professional employee of Seller in order to be paid by a Payor for services rendered. None of the Seller, Optometrist or to the best of Seller's knowledge, any professional employee of Seller has been convicted of, or pled guilty or nolo contendere to, patient abuse or neglect, or any other Medicare or Medicaid program-related offense. None of the Seller, Optometrist or any professional employee of the Seller has committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicaid programs, including but not limited to, defrauding a government program, loss of a license to provide health services, and failure to provide quality care.

                  (t) Fraud and Abuse. None of the Seller, Optometrist, or, to the best of Seller's knowledge, any professional employee of the Seller has engaged in any activities which are prohibited under 42 U.S.C. ss.ss. 1320-7, 7a or 7b or 42 U.S.C. ss.1395nn (subject to the exceptions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

                           (i)      knowingly and willfully making or causing to
be made a false statement or representation of a material fact in any application for any benefit or payment;

                           (ii)     knowingly and willfully making or causing to
be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

                           (iii)    failure to disclose knowledge by a Medicare
or Medicaid claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on the claimant's behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

                           (iv)     knowingly and willfully offering, paying,
soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, in cash or in kind (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (2) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; and

                           (v)      referring a patient for designated health
services (as defined in 42 U.S.C. ss.1395nn) or providing designated health services to a patient upon a referral from an entity or person with which Seller or an immediate family member has a financial relationship, and to which no exception under 42 U.S.C. ss.1395nn applies.

                  (u) Ownership of Competitors. Neither Seller nor the Optometrist owns, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity that is engaged in a business that is a competitor of Vision 21 or the Seller.

                  (v) Prohibitions on the Corporate Practice of Optometry. To the best of the Seller's and Optometrist's knowledge, the actions, transactions or relationships arising from, and contemplated by this Agreement, do not violate any law, rule or regulation relating to the corporate practice of optometry. Seller and Optometrist accordingly agree that neither Seller nor Optometrist will, in an attempt to void or nullify any document contemplated herein or any relationship involving Vision 21, the P.L.C., Seller or Optometrist, sue, claim or assert that any such document contemplated herein or any such relationship violates any law, rule or regulation relating to the corporate practice of optometry and expressly warrant that this Section is valid and enforceable by Vision 21, and recognizes that Vision 21 has relied upon the statements herein in closing this acquisition.

                  (w) Commitments. Except as set forth on SCHEDULE 3.1(W) or as otherwise disclosed pursuant to this Agreement, neither Seller nor Optometrist (with respect to the Practice) is a party to nor bound by, nor are the Assets bound by, whether or not in writing, any of the following (collectively, "Commitments"):

                           (i)      partnership or joint venture agreement;

                           (ii)     guaranty or suretyship, indemnification or
contribution agreement or performance bond;

                           (iii)    debt instrument, loan agreement or other
obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

                           (iv)     contract to purchase real property;

                           (v)      agreement relating to any material matter or
transaction in which an interest is held by a person or entity that is an affiliate of Seller;

                           (vi)     agreement for the acquisition of services,
supplies, equipment, inventory, fixtures or other property, or agreements with public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions contemplated hereby) involving more than $2,000 in the aggregate;

                           (vii)    powers of attorney;

                           (viii)   contracts containing non-competition
covenants;

                           (ix)     agreements with Payors and contracts to
provide optometric or health care services; or

                           (x)      any other agreement or commitment not made
in the ordinary course of business or that is material to the business, operations, condition (financial or otherwise) or results of operations of Seller.

Except as set forth on SCHEDULE 3.1(W) and to Seller's and Optometrist's best knowledge, there are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by Seller or Optometrist or, to the best knowledge of Seller and Optometrist, any other party to a material Commitment, and no penalties have been incurred nor are amendments pending, with respect to the material Commitments. The Commitments are in full force and effect and are valid and enforceable obligations of Seller and Optometrist, and to the best knowledge of Seller and Optometrist, are valid and enforceable obligations of the other parties thereto, in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of Seller and Optometrist, may be made by any party thereto (other than Seller and Optometrist), nor has Seller or Optometrist waived any rights thereunder. Except as set forth on SCHEDULE 3.1(W), no consents or approvals are required under the terms of any agreement listed on SCHEDULE 3.1(W) in connection with the transactions contemplated herein, including, without limitation, the transfer of any such agreement pursuant to this Agreement. Except as set forth on SCHEDULE 3.1(w), neither Seller nor Optometrist has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment, and neither Seller nor Optometrist knows of any fact that would justify the exercise of such a right.

                           (x)      Insurance. Seller, Optometrist and each
professional employee of Seller carries property, liability, malpractice and such other types of insurance pursuant to the insurance policies listed and briefly described on SCHEDULE 3.1(X) (the "Insurance Policies"). The Insurance Policies are all of the insurance policies of the Seller, Optometrist and, to the best of Seller's knowledge, each professional employee of Seller relating to the business of Seller and the Assets. All of the Insurance Policies are issued by insurers of recognized responsibility, and, to the best knowledge of the Seller and Optometrist, are valid and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. Except as set forth in SCHEDULE 3.1(X), no consent or approval is required for, and no other impediment or restriction exists that will prohibit or limit, the transfer of any such Insurance Policies included within the Non-Optometric Assets in accordance with the terms of this Agreement. All Insurance Policies shall be maintained in force without interruption up to and including the Closing Date. Neither Seller nor Optometrist has received any notice or other communication from any issuer of any Insurance Policy canceling such policy, materially increasing any deductibles or retained amounts thereunder, and to the actual knowledge of Seller and Optometrist, no such cancellation or increase of deductibles, retainages or premiums is threatened. Neither Seller nor Optometrist has any outstanding claims, settlements or premiums owed against any Insurance Policy, and Seller and Optometrist have given all notices or have presented all potential or actual claims under any Insurance Policy in due and timely fashion. In the three years before the effective date of this Agreement, neither Seller nor Optometrist has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier, and the Seller, Optometrist and each professional employee employed by Seller have been continuously insured for professional malpractice claims for at least the past seven (7) years (or the period of Optometrist's or such professional employee's employment by Seller, if shorter). SCHEDULE 3.1(X) also sets forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by Seller, Optometrist or any professional employee employed by the Seller in the three years before the effective date of this Agreement.

                           (y)      Accounts Receivable/Payable. The accounts
receivable of Seller relating to the Practice reflected on the Seller's Financial Statements (the "Accounts Receivable"), to the extent uncollected on the date hereof, are, and the accounts receivable of Seller relating to the ownership and operation of the Practice to be reflected on the books of Seller on the Closing Date will be, valid, existing and collectible within six (6) months from the Closing Date (taking into consideration the allowance for doubtful accounts set forth in the Financial Statements) using reasonably diligent collection methods taking into account the size and nature of the receivable, and represent amounts due for goods sold and delivered or services performed. To the best knowledge of Seller, there are not, and on the date of Closing there will not be, any refunds, discounts, set-offs, defenses, counterclaims or other adjustments payable or assessable with respect to the Accounts Receivable. Seller has collected Accounts Receivable only in the ordinary course and has not changed collection procedures or methods nor accelerated the pace of such collection efforts in anticipation of the transactions contemplated in this Agreement. Seller has paid accounts payable in the ordinary course and has not changed payment procedures or methods nor delayed the timing of such payments in anticipation of the transactions contemplated in this Agreement.

                  (z) Intentions. The Optometrist intends to continue practicing medicine on a full-time basis for at least the next five (5) years with the Seller and does not know of any fact or condition that materially adversely affects, or in the future is reasonably likely to materially adversely affect, his ability or intention to practice optometry on a full-time basis for the next five (5) years with the Seller.

                  (aa) Completeness of Disclosure. Neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument or document furnished by Seller or Optometrist to Vision 21 or the P.L.C. pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Neither Seller nor Optometrist has failed to disclose to Vision 21 or the P.L.C. any event, condition or fact which Seller knows, or has reasonable grounds to know, may materially adversely affect the Assets or the operations, prospects or condition (financial or otherwise) of the Practice.

         3.2. Representations and Warranties of Vision 21. Vision 21 hereby represents and warrants to Seller and Optometrist that the following are true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made on that date:

                  (a) Corporate Existence. Vision 21 is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

                  (b) Corporate Power and Authorization. Vision 21 has the power, authority and legal right to execute, deliver and perform this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Vision 21 enforceable against Vision 21 in accordance with its terms.

                  (c) Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Vision 21 do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party under (i) any existing law, ordinance, or governmental rule or regulation to which Vision 21 is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Vision 21, (iii) the Articles of Incorporation or By-Laws of Vision 21, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Vision 21 is a party or by which Vision 21 is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Vision 21.

                  (d) Completeness of Disclosure. Neither this Agreement nor any other instrument or document furnished by Vision 21 to Seller or Optometrist pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

                  (e) Employment of Seller's Employees. Vision 21 does not currently intend to change the existing composition or employment terms of any of the non-professional personnel which have employment arrangements with Seller on the effective date of this Agreement (except as is necessary for Vision 21 to employ such individuals pursuant to the Business Management Agreement). Vision 21 reserves the right, however, to change the number, composition or employment terms of such non-professional personnel in the future.

                  (f) Compliance with Applicable Laws. Vision 21 is in material compliance with all applicable laws, ordinances and regulations of any governmental authority, including, without limitation, applicable state corporation, insurance and health regulatory authorities and other Governmental Authorities regulating exclusive provider organizations, preferred provider organizations, medical utilization review organizations, medical service organizations, lay intermediaries, secondary contractors or third-party administrators and all Medicare and Medicaid provider agreements to which it is a party, except where the failure to comply would not have a material adverse effect. To the best knowledge of Vision 21, no investigation or review by any governmental authority, including, without limitation, applicable state corporation, insurance and health regulatory authorities, with respect to Vision 21 is pending or threatened, nor has any governmental authority, including, without limitation, applicable state corporation, insurance and health regulatory authorities, indicated an intention to conduct the same, other than those the outcome of which would not have a material adverse effect.

                  (g) Documents. Vision 21 has filed reports and registration statements with the SEC (the "Purchaser Documents") since its initial public offering. As of their respective dates, the Purchaser Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the Purchaser Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated under such statutes. The financial statements contained in the Purchaser Documents, together with the notes thereto, have been prepared in accordance with GAAP, reflect all liabilities of Vision 21 required to be stated therein and present fairly the financial condition of Vision 21 at such date and the results of operations and cash flows of Vision 21 for the period then ended. The Purchaser Documents do not contain any untrue statements of material facts or omit to state any material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date hereof except for such facts as are disclosed herein and except for the transactions contemplated hereby.

                  3.3. Representations and Warranties of P.L.C. P.L.C. hereby represents and warrants to Seller that the following are true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made on that date:

                  (a) Corporate Existence. P.L.C. is a professional corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

                  (b) Corporate Power and Authorization. P.L.C. has the power, authority and legal right to execute, deliver and perform this Agreement, and this Agreement constitutes the legal, valid and binding obligation of P.L.C. enforceable against P.L.C. in accordance with its terms.

                  (c) Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by P.L.C. do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party under (i) any existing law, ordinance, or governmental rule or regulation to which P.L.C. is subject,
(ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to P.L.C., (iii) the Articles of Incorporation or By-Laws of P.L.C., or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which P.L.C. is a party or by which P.L.C. is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by P.L.C.

                  (d) Completeness of Disclosure. Neither this Agreement nor any other instrument or document furnished by P.L.C. to Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

                ARTICLE IV - CONDITIONS PRECEDENT TO THE CLOSING

         4.1. Conditions Precedent to Obligations of Vision 21 and the P.L.C.. All obligations of Vision 21 and the P.L.C. under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

                  (a) Compliance with this Agreement. Seller and Optometrist shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to the Closing.

                  (b) Due Diligence. Vision 21 and the P.L.C. shall have completed to their satisfaction a due diligence review of Seller, Optometrist, the Practice and the Assets, which shall include verification that the Practice has been run in the ordinary course since August, 1997, and that the Assets, liabilities, obligations, revenues, vendor relations and patient relations of Seller are as represented to and anticipated by Vision 21 and the P.L.C. Seller agrees to cooperate and make available to Vision 21, and the P.L.C. and their employees and accountants, all of Seller's books and records and to make available Seller's officers, employees and agents in assisting Vision 21 and the P.L.C. to complete their due diligence investigations. Vision 21 and the P.L.C. may conduct their due diligence investigations from the date first above written to, and including, the Closing Date.

                  (c) No Adverse Changes. No change other than as contemplated or permitted by this Agreement, or other than in the ordinary course, shall have occurred with respect to the business, operations, prospects or condition (financial or otherwise) of the Practice or any of the Assets, which shall have been material and adverse to Seller.

                  (d) Consents and Approvals. Vision 21 and the P.L.C. shall have received those written consents and approvals necessary or desirable for the transfer of the Assets to Vision 21 and the P.L.C.

                  (e) Removal of Liens. Seller shall have obtained valid, binding and enforceable releases, satisfactions and discharges of all liens, charges and encumbrances affecting the Assets.

                  (f) Employment Agreement. Optometrist and the Seller shall have entered into the Employment Agreement.

                  (g) Business Management Agreement. Vision 21 and the P.L.C. shall have entered into the Business Management Agreement and shall have executed the undertakings attached as Exhibits thereto.

                  (h) Lease Assignments and Lease Agreements. Seller shall have entered into the Lease Assignments or the Lease Agreements.

                  (i) Termination of Retirement Plans. Seller shall have taken all steps necessary to discontinue benefits accruals under any employee benefit plan that is intended to be a qualified employee retirement plan under
Section 401(a) of the Code (a "Retirement Plan") effective as of Closing or as soon thereafter as may be practical. Subsequent to Closing, Seller and Vision 21 shall review the extent to which Seller can resume contributions to the Retirement Plan without violating the qualification requirements of Section 410(b) and 401(a)(4) of the Code taking into account any employees of Vision 21 who would be "leased employees" of Seller under Section 414(n) of the Code. If Vision 21 and Seller mutually agree that such qualification requirements can be satisfied, Seller may elect to continue the Retirement Plan and make contributions in accordance with its terms, provided that Seller shall agree to cover at its own expense any Vision 21 employees who are leased employees if such coverage is required to maintain the tax qualified status of the Retirement Plan.

         4.2. Conditions Precedent to Seller's and Optometrist's Obligations. All obligations of Seller and Optometrist under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

                  (a) Compliance with this Agreement. Vision 21 and the P.L.C. shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

                  (b) Employment Agreement. P.L.C. shall have entered into the Employment Agreement.

                  (c) Lease Assignments and Lease Agreements. Vision 21 shall have assumed the leases of real property set forth in the Lease Assignments or entered into the Lease Agreements.

         4.3. Risk of Loss Prior to Closing. The risk of any loss, destruction or other damage to the Assets, other than ordinary wear and tear, prior to the completion of the Closing, shall be solely that of Seller.

                       ARTICLE V - SECURITIES LAW MATTERS

         5.1.     Investment Representations and Covenants of Seller and
Optometrist.

                  (a) Each of Optometrist and Seller understands that the common stock of Vision 21 (the "Securities") which may comprise the Non-Optometric Asset Purchase Price will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws on the grounds that the issuance of the Securities is exempt from registration pursuant to Section 4(2) of the Securities Act and applicable state securities laws, and that the reliance of Vision 21 on such exemptions is predicated in part on the Seller's and Optometrist's representations, warranties, covenants and acknowledgments set forth in this Section.

                  (b) Seller and Optometrist represent and warrant that Seller and Optometrist are "accredited investors" or "sophisticated investors" as defined under the Securities Act and state "Blue Sky" laws, or that Seller and Optometrist have utilized, to the extent necessary to be deemed sophisticated investors under the Securities Act and State "Blue Sky" laws, the assistance of a professional advisor.

                  (c) Seller and Optometrist represent and warrant that the Securities to be acquired by Seller upon consummation of the transactions described in this Agreement will be acquired by Seller for Seller's own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, except as contemplated in this Agreement, and that Seller will not distribute any of the Securities in violation of the Securities Act. All Securities shall bear a restrictive legend in substantially the following form:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAWS."

         In addition, the Securities shall bear any legend required by the securities or "Blue Sky" laws of any state where Optometrist resides as well as any other legend deemed appropriate by Vision 21 or its counsel.

                  (d) Seller and Optometrist represent and warrant that the city and state set forth below Optometrist's name on SCHEDULE 5.1(D) is where Optometrist's principal residence is located.

                  (e) Seller and Optometrist (i) acknowledge that the Securities issued to Seller at the Closing must be held indefinitely by Seller unless subsequently registered under the Securities Act or an exemption from registration is available, (ii) are aware that any routine sales of Securities made pursuant to Rule 144 under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, and (iii) are aware that Rule 144 is not currently available for use by Seller for resale of any of the Securities to be acquired by Seller upon consummation of the transactions described in this Agreement.

                  (f) Seller and Optometrist represent and warrant to Vision 21 that Seller and Optometrist, either alone or together with the assistance of Seller's and Optometrist's own professional advisor, have such knowledge and experience in financial and business matters such that Seller and Optometrist are capable of evaluating the merits and risks of Seller's investment in any of the Securities to be acquired by Seller upon consummation of the transactions described in this Agreement.

                  (g) Seller and Optometrist confirm that Seller and Optometrist have had the opportunity to ask questions of and receive answers from Vision 21 concerning the terms and conditions of Seller's investment in the Securities, and the Seller and Optometrist have received to Seller's and Optometrist's satisfaction, such additional information, in addition to that set forth herein, about Vision 21's operations and the terms and conditions of the offering as Seller and Optometrist have requested.

                  (h) In order to ensure compliance with the provisions of paragraph (c) hereof, Seller and Optometrist agree that after the Closing Seller will not sell or otherwise transfer or dispose of Securities or any interest therein (unless such shares have been registered under the Securities Act) without first complying with either of the following conditions, the expenses and costs of satisfaction of which shall be fully borne and paid for by Seller:

                           (i)      Vision 21 shall have received a written
legal opinion from Seller's legal counsel, which opinion and counsel shall be satisfactory to Vision 21 in the exercise of its reasonable judgment, or a copy of a "no-action" or interpretive letter of the Securities and Exchange Commission specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder; or

                           (ii)     Vision 21 shall have received an opinion
from its own counsel to the effect that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder.

Seller and Optometrist also agree that the certificates or instruments representing the Securities to be issued to Seller pursuant to this Agreement may contain a restrictive legend noting the restrictions on transfer described in this Section and required by federal and applicable state securities laws, and that appropriate "stop-transfer" instructions will be given to Vision 21's transfer agent, if any, provided that this Section 5.1(h) shall no longer be applicable to any Securities following their transfer pursuant to a registration statement effective under the Securities Act or in compliance with Rule 144 or if the opinion of counsel referred to above is to the further effect that transfer restrictions and the legend referred to herein are no longer required in order to establish compliance with any provisions of the Securities Act.

                  (i) Seller and Optometrist agree that they shall be considered "affiliates" of Vision 21 for purposes of Rule 144 and agree to the restrictions and limitations imposed by Rule 144 on affiliates. Seller and Optometrist further agree that they shall be considered affiliates of Vision 21 for Rule 144 purposes even if they do not meet the technical definition of "affiliate" under Rule 144.

         5.2. Current Public Information. At all times following the registration of any of Vision 21's securities under the Securities Act or Securities Exchange Act pursuant to which Vision 21 becomes subject to the reporting requirements of the Securities Exchange Act, Vision 21 shall use commercially reasonable efforts to comply with the requirements of Rule 144 under the Securities Act, as such Rule may be amended from time to time (or any similar rule or regulation hereafter adopted by the SEC) regarding the availability of current public information to the extent required to enable any holder of shares of the common stock of Vision 21 to sell such shares without registration under the Securities Act pursuant to Rule 144 (or any similar rule or regulation).

                    ARTICLE VI - INDEMNIFICATION AND REMEDIES

         6.1. Indemnification Obligation of Seller and Optometrist. From and after the Closing, Seller and Optometrist, jointly and severally, will reimburse, indemnify and hold harmless Vision 21 and the P.L.C., and their successors and assigns (an "Indemnified Buyer Party") against and in respect of:

                  (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

                           (i)      any and all liabilities and obligations of
Seller of any nature whatsoever not disclosed in this Agreement and expressly assumed by Vision 21 or the P.L.C.;

                           (ii)     any and all actions, suits, claims, or
legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party that relate to Seller or the Practice in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction of Seller or any employee, agent, representative or subcontractor of Seller prior to the Closing Date; or

                           (iii)    any misrepresentation, breach of warranty or
nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or from any misrepresentation in or omission from any certificate, schedule, exhibit, statement, document or instrument furnished to Vision 21 or the P.L.C. pursuant hereto or in connection with the negotiation, execution or performance hereof; and

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses and court costs) incident to any of the foregoing or to the enforcement of this
Section 6.1.

         6.2. Indemnification Obligation Of Vision 21. From and after the Closing, Vision 21 will reimburse, indemnify and hold harmless Seller, Optometrist and their respective successors and assigns (an "Indemnified Seller Party") against and in respect of:

                  (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

                           (i)      any and all actions, suits, claims, or
legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to Vision 21 in which the principal event giving rise thereto occurred subsequent to the Closing Date or which result from or arise out of any action or inaction of Vision 21 or any employee, agent, representative or subcontractor of Vision 21 subsequent to the Closing Date unless the liability has been expressly assumed by the Indemnified Seller Party; or

                           (ii)     any misrepresentation, breach of warranty or
non-fulfillment of any agreement or covenant on the part of Vision 21 under this Agreement or from any misrepresentation in or omission from any certificate, schedule, exhibit, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance hereof; and

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.2.

         6.3. Indemnification Obligation Of P.L.C. From and after the Closing, the P.L.C. will reimburse, indemnify and hold harmless Seller, Optometrist and their respective successors and assigns (an "Indemnified Seller Party") against and in respect of:

                  (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the P.L.C. under this Agreement or from any misrepresentation in or omission from any certificate, schedule, exhibit, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance hereof; and

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.3.

         6.4. Procedure for Indemnification Claims. If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time shall be deemed a waiver by the Indemnifying

Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

         If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, to the extent the Indemnifying Party is liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding; provided, however, if in the reasonable opinion of the Aggrieved Party any such claim, action or proceeding involves an issue or matter which, if adversely determined, would have a materially adverse effect on the Aggrieved Party, then the Aggrieved Party shall have the right to control the defense or settlement of any such claim, action or proceeding and its reasonable costs and expenses shall be included as a part of the indemnification obligation of the Indemnifying Party. The Indemnifying Party shall not, with respect to any such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except with the prior written consent of the Aggrieved Party, which consent shall not be unreasonably withheld; provided, however, in the case of any such judgment, award or settlement for money, it shall be a condition thereto that the Indemnifying Party shall acknowledge its obligation to indemnify the Aggrieved Party pursuant to this Article VI; and provided, further, that any such judgment, award or settlement include, as an unconditional term thereof, the release of the Aggrieved Party from all liability by the third party claimant or plaintiff.

         6.5.     Payment; Indemnification Limitations.

                  (a) Payment. In the event that Seller or the Optometrist has an indemnification obligation to Vision 21 hereunder, subject to Vision 21's approval as set forth below, the Seller and/or Optometrist may satisfy such obligation by transferring to Vision 21 such number of shares of Vision 21 common stock ("Vision 21 Securities") owned by the Seller and/or Optometrist having an aggregate fair market value (based on the last reported sale price of the Vision 21 Securities on a principal national securities exchange or other exchange on which the Vision 21 Securities are then listed or the last quoted ask price on any over-the-counter market through which the Vision 21 Securities are then quoted on the last trading day immediately preceding the day on which Seller or the Optometrist transfers shares of the Vision 21 Securities to Vision 21 hereunder) equal to the indemnification obligation, which Vision 21 Securities shall be transferred to Vision 21 free and clear of all adverse claims, security interests, liens, claims, proxies, options, stockholders' agreements and encumbrances.

                  (b) Indemnification Limitations. Notwithstanding the provisions of Sections 6.1, 6.2 and 6.3, (i) no party shall be required to indemnify another party with respect to a breach of a representation, warranty or covenant unless the claim for indemnification is brought within two (2) years after the Closing Date, except that a claim for indemnification for a breach of the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(d), 3.1(g), 3.2(a) and 3.2(b) may be made at any time, and a claim for indemnification for a breach of the representations and warranties contained in Sections 3.1(h), 3.1(l), 3.1(n), 3.1(s), 3.1(t) and 8.14 may be made at any time within the applicable statute of limitations; (ii) neither Seller nor the Optometrist shall be required to indemnify Vision 21 pursuant to Section 6.1 unless, and to the extent that, the aggregate amount of damages or claims incurred by Vision 21 shall exceed an amount equal to two percent (2%) of the total Non-Optometric Asset Purchase Price; and (c) neither Seller nor the Optometrist shall be required to indemnify Vision 21 with respect to a breach of a representation, warranty or covenant for damages or claims in excess of the aggregate Non-Optometric Asset Purchase Price received by the Seller (other than pursuant to a requirement to indemnify Vision 21 under Sections 3.1(s) or 3.1(t), or unless the breach involves an intentional breach or fraud by Seller or the Optometrist which shall be unlimited). Furthermore, the total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

         6.6. Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article VI are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation the right to seek an injunction against a violation of any of the terms hereof or in aid of the exercise of any power granted hereby or by law, the right to seek specific performance, recision or restitution, none of which rights or remedies shall be affected or diminished hereby. All rights, powers, options or remedies afforded to the parties either hereunder or by law shall be cumulative and not alternative and the exercise of a party's right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law. The indemnification obligations hereunder shall survive the consummation of the transactions described herein. Should either party employ an attorney or attorneys to enforce any of the provisions hereof, or to protect its interest in any matter arising hereunder, or to recover damages for the breach hereof, the party prevailing shall be entitled to recover from the other party all reasonable costs, charges and expenses, including attorney's fees, the value of time charged by paralegals and/or other staff members operating under the supervision of an attorney, and other legal costs, expended or incurred in connection therewith, before, during and subsequent to any litigation, including arbitration and appellate proceedings, bankruptcy or similar debtor/creditor proceedings, and proceedings to enforce any indemnity agreement herein contained.

                        ARTICLE VII- POST CLOSING MATTERS

         7.1. Survival of Representations and Warranties. All representations, warranties, agreements and obligations made by the parties in this Agreement or in any certificate, schedule, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein and each such representation and warranty shall be deemed to be material.

         7.2. Maintenance of Books and Records. Each of Seller, Optometrist, Vision 21 and the P.L.C. shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Assets, liabilities or business of the Practice prior to the Closing Date. After the Closing Date, Seller and Optometrist shall provide Vision 21 and the P.L.C. with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) Seller and the employees of Seller and (b) the books of account and records of Seller, and Vision 21 and the P.L.C. and its representatives shall have the right to make copies of such books and records at the expense of Vision 21.

         7.3. Discharge of Business Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Practice which are not assumed by Vision 21 or the P.L.C. pursuant to Section 1.6, unless such obligations or liabilities are being disputed by Seller.

         7.4. Payments Received. Seller, Optometrist, Vision 21 and the P.L.C. each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing Date which properly belongs to the other party, and will account to the other for all such receipts. From and after the Closing, Vision 21 and the P.L.C. shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Vision 21 or the P.L.C. on account of the Practice and the Assets transferred to Vision 21 and the P.L.C. hereunder.

         7.5. Audit. Vision 21 or the P.L.C. may cause an audit of the Financial Statements to be conducted by Ernst & Young LLP or such other auditor of Vision 21's selection, the cost of which shall be borne by Vision 21 if the Closing takes place. Except as otherwise provided in this Section, all items prepared by Ernst & Young LLP in connection with the audit (the "Prepared Audit Materials") shall be for use solely by Vision 21. The Prepared Audit Materials shall not be deemed to include those items that customarily remain the property of the auditors such as their working papers and internal memos. Seller and Optometrist represent and warrant to Vision 21 that the preparation of audited financial statements will not take an unreasonable amount of time or be of unreasonable cost and that the audited financial statements will not materially differ from the unaudited financial statements. Seller and Optometrist agree to fully cooperate with any such audit and provide any documentation reasonably requested by the auditor in order to complete such audit. Should the Closing not occur, Seller shall pay for or reimburse Vision 21 for all expenses of Ernst & Young LLP in connection with the audit. For the purposes of this Agreement, audit expenses shall include all expenses related to the audit as well as expenses incurred to present financial statements in accordance with GAAP and all schedules related thereto. Should the Seller reimburse Vision 21 for all of the expenses set forth herein with respect to the audit and pay any remaining balance owed to Ernst & Young LLP, if any, it shall be entitled to copies of the Prepared Audit Materials.

         7.6. Non-Compete. As part of the consideration hereof, neither Seller nor Optometrist shall for a period of five (5) years from the Closing Date directly or indirectly (a) engage in any optometric practice management business or otherwise compete against Vision 21 within the State of Arizona, (b) solicit the employees of Vision 21 to become employed by Seller or Optometrist or otherwise terminate their employment relationship with Vision 21, or (c) render advice or assistance, or have any interest in, or provide any services to any competitor of Vision 21; provided, however, that ownership of no more than five percent (5%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in a competing business. Seller and Optometrist acknowledge that violation of such covenant not to compete would cause irreparable harm to Vision 21 which cannot be fully redressed by payment of damages by Seller and/or Optometrist. Accordingly, Vision 21 shall be entitled in addition to any other right or remedy it may have, at law or in equity, to an injunction, enjoining or restraining Seller and/or Optometrist from any violation or threatened violation of this Section. If any of the rights or restrictions contained herein shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope thereof or any other provision of this Agreement, the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision and enforce this Section in its reduced form for all purposes in the manner contemplated hereby.

         7.7. Seller and Optometrist Confidentiality Covenant.0.2. Physician and Seller Confidentiality Covenant. From the date hereof, the Seller and Optometrist shall not, directly or indirectly, use for any purpose, other than in the performance of Optometrist's duties under the Employment Agreement, or disclose to any third party, any information of Vision 21 (whether written or oral), including any business management or economic studies, patient lists, proprietary forms, proprietary business or management methods, marketing data, fee schedules, or trade secrets of Vision 21, and including the terms and provisions of this Agreement and any transaction or document executed by the parties pursuant to this Agreement. Notwithstanding the foregoing, the Seller and Optometrist may disclose information that the Seller or Optometrist can establish (a) is or becomes generally available to and known by the public or optometric community (other than as a result of an unpermitted disclosure directly or indirectly by Seller or Optometrist or their respective Affiliates, advisors, or representatives); (b) is or becomes available to the Seller or Optometrist on a nonconfidential basis from a source other than Vision 21 or its Affiliates, advisors or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to Vision 21 or its Affiliates, advisors or representatives of which the Seller or Optometrist has knowledge; or (c) has already been or is hereafter independently acquired or developed by the Seller or Optometrist without violating any confidentiality agreement with or other obligation of secrecy to Vision 21, or its Affiliates, advisors or representatives. Without limiting the other possible remedies to Vision 21 for the breach of this covenant, Seller and Optometrist agree that injunctive or other equitable relief shall be available to enforce this covenant, such relief to be without the necessity of posting a bond, cash or otherwise. The Seller and Optometrist further agree that if any restriction contained in this Section 7.7 is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and the remaining restrictions contained herein shall be enforced independently of each other.

         7.8. Release of Optometrist From Practice Liabilities. 0.4. Release of Physician From Practice Liabiliti Vision 21 shall use its best efforts to obtain from third party creditors the release of Optometrist from any personal liabilities relating to the Practice which are identified on SCHEDULE 1.6 and assumed by Vision 21 pursuant to the terms of this Agreement.

         7.9. Employment Agreements of Non-Shareholder Professionals. Seller and Optometrist shall use their best efforts to cause all non-shareholder optometrists, if any, employed by Seller to terminate their existing employment agreements effective as of the Closing Date and to enter into employment agreements to be utilized for such professionals in substantially the form of such employment agreements attached as exhibits to the Business Management Agreement.

         7.10. Additional Actions and Documents. From and after the Closing Date, Seller and Optometrist will take or cause to be taken such further actions, and execute, deliver and file such further documents and instruments as Vision 21 or the P.L.C. may request from time to time to evidence the transfer of the Assets to Vision 21 and the P.L.C. and to fully effectuate the purposes and terms of this Agreement.

                          ARTICLE VIII - MISCELLANEOUS

         8.1. Taxes. Seller shall pay all state and local sales, documentary and other transfer taxes, if any, due under Arizona law as a result of the purchase, sale or transfer of the Assets in accordance therewith whether imposed by law on Seller, Optometrist or Vision 21 or the P.L.C., and Seller shall indemnify, reimburse and hold harmless Vision 21 in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith. Vision 21 shall pay all state and local sales, documentary and other transfer taxes, if any, due under Florida law as a result of the purchase, sale or transfer of the Non-Optometric Assets in accordance therewith whether imposed by law on Seller, Optometrist or Vision 21, and Vision 21 shall indemnify, reimburse and hold harmless Seller in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

         8.2. Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby.

         8.3. Contents of Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. It shall not be amended or modified, and no provision hereof shall be waived, except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         8.4. Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the permitted successors and assigns of the parties.

         8.5. Waiver. No delay or failure on the part of either party in exercising any right hereunder, and no partial or single exercise hereof, will constitute a waiver of such right or of any other right hereunder.

         8.6. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by overnight, registered or certified mail, postage prepaid, as follows:

        If to Vision 21, to:

        Vision Twenty-One, Inc.
        7209 Bryan Dairy Road
        Largo, Florida 34777
        Attention: Richard T. Welch, Chief Financial Officer

        With a copy to:

        Darrell C. Smith, Esquire
        Shumaker, Loop & Kendrick
        Suite 2800, Barnett Plaza
        101 East Kennedy Blvd.
        Tampa, Florida 33602

        If to Seller or Optometrist, to:

        Robert L. Garrett, O.D.
        1502 Treasure Cove
        Gilbert, Arizona   85234
        Attention:  Robert L. Garrett, O.D., President


or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date of delivery, in the case of personal delivery, or the delivery or refusal date, as specified on the return receipt, in the case of overnight, registered or certified mail.

         8.7. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida.

         8.8. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VI hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         8.9. Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         8.10. Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         8.11. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts when taken together shall constitute but one and the same instrument.

         8.13. Brokerage. Each of the parties hereto represents and warrants to the others that no broker is entitled to any commission or similar fee in connection with the making and carrying out of this Agreement.

         8.14. Confidentiality of Agreement. The parties agree not to make any public announcement with regard to the transactions contemplated by this Agreement without the prior written consent of the other party until after the Closing Date.

         8.15. Reformation. It is the intention of the parties hereto to conform strictly to applicable laws regarding the practice and regulation of optometry, whether such laws are now or hereafter in effect, including the laws of the United States of America, the State or any other applicable jurisdiction, and including any subsequent revisions to, or judicial interpretations of, those laws, in each case to the extent they are applicable to this Agreement (the "Applicable Laws"). Accordingly, if the Practice is required to terminate operations at any of the locations ("Terminated Locations") owned or managed by the Practice as of the date of this Agreement as a result of any Applicable Law, then the parties hereto agree that, if Vision 21 is economically disadvantaged as a result thereof, and if the parties hereto cannot negotiate in good faith such changes to the structure and terms of the transactions provided for in this Agreement as may be necessary to make these transactions, as restructured, lawful under applicable laws and regulations, without materially disadvantaging Vision 21, the Practice shall repay to Vision 21 that portion of the Purchase Price attributable to those Terminated Locations (based upon such Terminated Locations' pro rata share of the Practice's gross revenues from all of its locations for the calendar year 1997), minus (i) any proceeds received by Vision 21 in connection with the termination of operations at the Terminated Locations, and (ii) the fair market value of any tangible assets located at the Terminated Locations on the date of this Agreement which are retained by Vision 21 despite the termination of operations at the Terminated Locations. The parties to this Agreement shall execute and deliver all documents or instruments necessary to effect or evidence the provisions of this Section.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                         "SELLER"

                         ROBERT L. GARRETT, O.D., P.C.

                         By:
                             ------------------------------------------
                             Robert L. Garrett, O.D., President


                         "P.L.C."

                         OPTOMETRIC ASSOCIATES OF ARIZONA,
                         P.L.C.


                         By:
                             ------------------------------------------
                             Robert L. Garrett, O.D., Manager


                         "VISION 21"

                         VISION TWENTY-ONE, INC.


                         By:
                             ------------------------------------------
                             Paul Smith, authorized agent


                         "OPTOMETRIST"


                         ----------------------------------------------
                         Robert L. Garrett, O.D.



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